Exhibit 3.11

CERTIFICATE OF INCORPORATION OF

NEW LANTOR COMPANY, INC.

FIRST: The name of the corporation is: NEW LANTOR COMPANY, Inc.

SECOND: The address of its registered office in the state of Delaware, County of New Castle, is 1209 Orange Street, Wilmington, Delaware 29801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ONE THOUSAND (1,000), all of which shall be Common stock having a par value of ONE DOLLAR ($1.00) each.

FIFTH: The name and mailing address of the incorporator is:

NAME	MAILING ADDRESS
Gwendolyn G. Martin	30 Patewood Drive, Suite 351
Greenville, SC 29615

SIXTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until his or her successor is elected and qualified are as follows:

NAME	MAILING ADDRESS
Gordon A. Burnett	30 Patewood Drive, Suite 351
Greenville, SC 29615

Charles A. Warder	30 Patewood Drive, Suite 351
Greenville, SC 29615

Gwendolyn G. Martin	30 Patewood Drive, Suite 351
Greenville, SC 29615

SEVENTH: The Board of Directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of directors need not be by ballot.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the state of Delaware, has duly executed this certificate s 16th day of June, 1992.

/s/ Gwendolyn G. Martin
Gwendolyn G. Martin

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

NEW LANTOR COMPANY, INC.

NEW LANTOR COMPANY, INC., a corporation incorporated June 17, 1992 and organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

I. That at a meeting of the Incorporators of NEW LANTOR COMPANY, INC., held on the 13th day of July, 1993, a resolution was duly adopted by a majority of the Incorporators setting forth an amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable.

The Resolution is set forth as follows:

“RESOLVED, that in the judgment

“RESOLVED, that in the judgment of the Incorporators of NEW LANTOR COMPANY, INC. it is deemed advisable to amend the First Article of the Certificate of Incorporation so as to change the name of the Corporation from NEW LANTOR COMPANY, INC. to DYNACAST MFG. INC., and that to that end the First Article be changed to read as follows:

‘FIRST: The name of the Corporation is: DYNACAST MFG. INC.’

II. That the proposed amendment was adopted by a majority of the Incorporators of the Corporation.

III. That said amendment was duly adopted in accordance with §241 of the General Corporation Law of the State of Delaware.

IV. That the Corporation has not received any payment for any of its stock.

IN WITNESS WHEREOF, NEW LANTOR COMPANY, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Charles A. Warder, Incorporator, and Gwendolyn G. Martin, Incorporator, this 16th day of July, 1993.

/s/ Charles A. Warder
Incorporator

/s/ Gwendolyn G. Martin
Incorporator